Registration No. 333-57613
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                        APPLIED CELLULAR TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)


              MISSOURI                               43-1641533
   (State or other jurisdiction of                (I.R.S. Employer
   incorporation or organization)                Identification No.)
                          400 Royal Palm Way, Suite 410
                            Palm Beach, Florida 33480
                                 (561) 366-4800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                               Garrett A. Sullivan
                          400 Royal Palm Way, Suite 410
                            Palm Beach, Florida 33480
                                 (561) 366-4800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                        Copies of all correspondence to:
                             Denis P. McCusker, Esq.
                                 Bryan Cave LLP
                             One Metropolitan Square
                         211 North Broadway, Suite 3600
                         St. Louis, Missouri 63102-2750
                                 (314) 259-2000

--------------------------------------------------------------------------------


      Amending the Prospectus, adding additional shares and adding exhibits

                   CALCULATION OF ADDITIONAL REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
   Title of each class of         Amount to be        Proposed maximum      Proposed maximum         Amount of
 securities to be registered       registered (1)     offering price per    aggregate offering    registration fee (3)
                                                          unit(2)               price(2)
===================================================================================================================
   Common Stock, $.001 par
       value per share          3,417,580 shares           3.0625             $11,898,502             $3,510
-------------------------------------------------------------------------------------------------------------------

     (1) In the original filing, 3,273,518 shares were registered. By this amendment, the registrant is adding 144,062 shares to the registration, for an aggregate of 3,417,580 shares.

     (2) Pursuant to Rule 457(b), the proposed offering price and registration fee has been calculated on the basis of the average of the high and low trading prices for the Common Stock on June 19, 1998 (in respect of the initial filing) as reported on the Nasdaq National Market, and July 6, 1998 (in respect of the shares added by this amendment) as reported on the Nasdaq National Market.

     (3) An initial registration fee of $3,380 was paid at the time of the original registration, and an additional $130 has been paid with respect to the 144,062 shares being added by this amendment, calculated as indicated in Note 2 above.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

================================================================================
     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
================================================================================



                   SUBJECT TO COMPLETION, DATED JULY 8, 1998


                             PRELIMINARY PROSPECTUS

                                3,417,580 Shares
                           Applied Cellular Technology
                                 [LOGO OMITTED]
                                  Common Stock

                               ------------------


     This Prospectus relates to 3,417,580 shares (the "Shares") of common stock, par value $0.001 per share (the "ACT Common Stock"), of Applied Cellular Technology, Inc., a Missouri corporation ("ACT" or the "Company") to be issued from time to time upon exchange or redemption of exchangeable shares (the "Exchangeable Shares") of Commstar Ltd., an Ontario corporation ("Commstar"). The Exchangeable Shares are to be issued by Commstar in exchange for common shares of Commstar in connection with the combination of ACT and Commstar (the "Combination"), as a result of which Commstar will become a wholly-owned subsidiary of ACT. See "Plan of Distribution--The Combination" and "--Exchangeable Shares."


     This Prospectus also relates to the resale from time to time of the Shares after they have been issued in exchange for the Exchangeable Shares. After such issuance, the Shares may be sold in one or more transactions (which may include "block transactions") on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser(s) of Shares for whom they may act as agent or to whom they may sell as principals, or both. Such selling shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be regarded as underwriters' compensation. The Company will not receive any proceeds from any sale of Shares and will bear all the expenses incurred in connection with registering this offering of the Shares.

     The ACT Common Stock of the Company is listed on the Nasdaq National Market under the symbol "ACTC." On June 19, 1998, the last reported sale price of the ACT Common Stock on the Nasdaq National Market was $3.50 per share. See "Price Range of ACT Common Stock."

                            -------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 IN THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE ACT COMMON STOCK OFFERED HEREBY.

                           --------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------



               The date of this Prospectus is ____________, 1998.

                              AVAILABLE INFORMATION


     ACT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Analysis and Retrieval (EDGAR) System. This Web site can be assessed at http://www.sec.gov. Quotations relating to the ACT Common Stock appear on the Nasdaq National Market, and such reports, proxy statements and other information concerning ACT can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


     ACT has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of ACT Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         1. the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (filed with the Commission on March 30, 1998).

         2. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (filed with the Commission on May 14, 1998); and


          3. the Company's Current Reports on Form 8-K and Form 8-K/A filed with the Commission on June 26, 1998 and June 29, 1998, respectively.


     All documents filed by ACT with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first class mail without charge to each person to whom this Prospectus is delivered, upon written or oral request by such person to Applied Cellular Technology, Inc., James River Professional Center, Highway 160 & CC, Suite 5, P.O. Box 2067, Nixa, Missouri 65714; Attention: Kay Langsford, Corporate Controller (telephone: (417) 725-9888).

     No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by ACT, Commstar or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of ACT since such date.


                     -------------------------------------


                                TABLE OF CONTENTS


                   Risk Factors.............................4

                   The Company..............................6

                   Use Of Proceeds..........................6

                   Description Of ACT Capital Stock.........7

                   Plan Of Distribution.....................8

                   Canadian Tax Considerations.............10

                   United States Federal Tax Considerations14

                   Legal Matters...........................17

                   Experts.................................17

                                  RISK FACTORS

     In addition to the other information contained herein, the following factors should be considered carefully in evaluating ACT before investors exchange their Exchangeable Shares for the shares of ACT Common Stock offered hereby.

Taxability of the Exchange

     The exchange of Exchangeable Shares for shares of ACT Common Stock is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange (redemption or exchange) and the length of time that the Exchangeable Shares were held prior to exchange. See "Canadian Tax Considerations" and "United States Federal Tax Considerations."

Differences in Canada and U.S. Trading Markets

     The Exchangeable Shares will not be listed on any stock exchange in Canada or the United States. ACT has agreed that the shares of ACT Common Stock issuable from time to time in exchange for the Exchangeable Shares will be listed on the Nasdaq National Market. There is no current intention to list the ACT Common Stock on any other stock exchange in Canada or the United States. As a result of the foregoing, ACT believes that the market price of the Exchangeable Shares will reflect essentially the equivalent value of the ACT Common Stock on the Nasdaq National Market. However, if a market for the Exchangeable Shares should develop, there can be no assurances that the market price of the Exchangeable Shares would correspond to that of the ACT Common Stock.

Foreign Property

     The Exchangeable Shares and the ACT Common Stock will be foreign property under the Income Tax Act (Canada), as amended (the "Canadian Tax Act"), for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. See "Canadian Tax Considerations."

Uncertainty of Future Financial Results

     While the Company has been profitable for the last three fiscal years, future financial results are uncertain. There can be no assurance that the Company will continue to be operated in a profitable manner. Profitability depends upon many factors, including the success of the Company's various marketing programs, the maintenance or reduction of expense levels and the ability of the Company to successfully coordinate the efforts of the different segments of its business.

Future Sales of and Market for the Shares


     As of June 29, 1998, the Company had 28,755,387 shares of ACT Common Stock outstanding. Since January 1, 1998, the Company has issued an aggregate of 8,082,964 shares of ACT Common Stock, of which 6,958,433 shares of ACT Common Stock were issued in acquisitions, 850,000 shares of ACT Common Stock were issued upon the exercise of warrants, 100,000 shares of ACT Common Stock were sold to an officer of the Company, and 174,531 shares of ACT Common Stock were issued for services rendered, including services under employment agreements and employee bonuses.


     Management of the Company anticipates that the Company will continue to effect acquisitions and contract for certain services primarily through the issuance of ACT Common Stock or other equity securities of the Company. Such issuances of additional securities may be viewed as being dilutive of the value of the ACT Common Stock in certain circumstances and may have an adverse impact on the market price of the ACT Common Stock.

Risks Associated with Acquisitions and Expansion

     The Company has engaged in a continuing program of acquisitions of other businesses which are considered to be complementary to the lines of business carried on by the Company, and it is anticipated that such acquisitions will continue to occur. As of March 31, 1998, the total assets of the Company were approximately $73.1 million. As of December 31, 1997, the total assets of the Company were approximately $61.3 million, compared to approximately $33.2 million at December 31, 1996 and approximately $4.1 million at the end of 1995. Net operating revenues for the year ended December 31, 1997 were approximately $103.2 million compared to approximately $19.9 million in 1996 and $2.3 million in 1995. Managing these dramatic changes in the scope of the business of the Company will present ongoing challenges to management, and there can be no assurance that the Company's operations as currently structured, or as affected by future acquisitions, will be successful. The businesses acquired by the Company may require substantial additional capital, and there can be no assurance as to the availability of such capital when needed, nor as to the terms on which such capital might be made available to the Company. It is the Company's policy to retain existing management of acquired companies and to allow the new subsidiary to continue to operate in the manner which has resulted in its success in the past, under the overall supervision of senior management of the Company. Accordingly, the success of the operations of these subsidiaries will depend, to a great extent, on the continued efforts of the management of the acquired companies.

Competition

     Each segment of the Company's business is highly competitive, and it is expected that competitive pressures will continue. Many of the Company's competitors have far greater financial and other resources than the Company. The areas which the Company has identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States. There can be no assurance that the Company will have the financial, technical, marketing and other resources required to compete successfully in this environment in the future.

Dependence on Key Individuals

     The future success of the Company is highly dependent upon the Company's ability to attract and retain qualified key employees. The Company is organized with a small senior management team, with each of its separate operations under the day-to-day control of local managers. If the Company were to lose the services of any members of its central management team, the overall operations of the Company could be adversely affected, and the operations of any of the individual facilities of the Company could be adversely affected if the services of the local managers should be unavailable.

Lack of Dividends on Common Stock; Issuance of Preferred Stock

     The Company does not have a history of paying dividends on ACT Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. The Company intends to use any earnings which may be generated to finance the growth of the Company's businesses. The Board of Directors has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences as to payment of dividends.

Potential Conflicts of Interests

     Mr. Richard Sullivan, the Chief Executive Officer of the Company, is also Chairman of Great Bay Technology, Inc. and Managing General Partner of the Bay Group. Both these companies conduct business with the Company, and receive compensation from the Company for various services, including assistance in identifying potential acquisition candidates and in negotiating acquisition transactions. The relationships among such companies, Mr. Sullivan and the Company may involve conflicts of interest.

Possible Volatility of Stock Price

     ACT Common Stock is quoted on the Nasdaq National Market, which stock market has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of ACT Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as the significant changes to the business of the Company resulting from continued acquisitions and expansions, quarterly fluctuations in the financial results of the Company, shortfalls in earnings or sales below analyst expectations, changes in the performance of other companies in the same market sectors as the Company and the performance of the overall economy and the financial markets could cause the price of ACT Common Stock to fluctuate substantially. During the 12 months preceding the date of this Prospectus, the price per share of ACT Common Stock has ranged from a high of $9-3/4 to a low of $2-13/16.

Forward-Looking Statements and Associated Risk

     This Prospectus, including the information incorporated herein by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding, among other items, (i) the Company's growth strategies, (ii) anticipated trends in the Company's business and demographics and (iii) the Company's ability to successfully integrate the business operations of recently acquired companies. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, regulatory, competitive or other economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will be accurate.


                                   THE COMPANY

     The Company is a builder of  infrastructure  services and solutions for the
communications  industry.   During  the  first  quarter  of  1998,  the  Company
reorganized its business into four groups:

ACT Communications Group

     This group consists of companies that provide products and services including telephone systems, computer telephony, interactive voice response systems, flat rate extended area calling services, long distance and local telephone services, digital satellite services, networking services and the construction of microwave, cellular and digital towers.

ACT Software and Services Group

     This group consists of companies that develop and market software products and services for wireless-enabled applications, data acquisition, decision support, point of sale and multi-function peripheral devices.

ACT Computer Group

     This group consists of companies that provide leasing, re-marketing, components, peripherals, parts-on-demand, consulting and business continuity services for mainframe, midrange and PC systems for industrial, commercial and retail organizations.

ACT Specialty Manufacturing Group

     This group consists of companies that manufacture analog and digital industrial temperature controls, analog and digital electrical products, factory automation controls, environmental systems and satellite controllers, modems and positioning systems for data broadcasting.


     The largest part of the Company's current operations are the result of acquisitions completed during the last two years. During 1995, the net operating revenues of the Company were $2.3 million. For 1996, net operating revenues were $19.9 million, of which almost $14 million was from the Company's then services and solutions segment. In 1997, the Company completed 14 additional acquisitions, of companies whose aggregate net revenues for 1997 were $62.4 million, or 60.5% of the Company's total revenues of $103.2 million in 1997. Since January 1, 1998, the Company has completed seven additional acquisitions of companies whose aggregate net revenues for 1997 were approximately $58.0 million.


     The principal office of the Company is located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida, 33480. Each operating business is conducted through a separate subsidiary company directed by its own management team, and each subsidiary company has its own marketing and operations support personnel. Each management team reports to a Group Vice President and ultimately to the Company's President, who is responsible for overall corporate control and coordination, as well as financial planning. The Chairman is responsible for the overall business and strategic planning of the Company.

                                 USE OF PROCEEDS

     Because Shares of ACT Common Stock will be issued upon exchange or redemption of the Exchangeable Shares, ACT will receive no net cash proceeds upon issuance.

                        DESCRIPTION OF ACT CAPITAL STOCK

     The Company's Amended and Restated Articles of Incorporation ("ACT's Articles of Incorporation") authorizes the issuance of up to 40,000,000 shares of ACT Common Stock and up to 5,000,000 shares of preferred stock (the "Preferred Stock"). The Preferred Stock may be issued from time to time and on such terms as are specified by the Company's Board of Directors, without further authorization from the stockholders of the Company. On June 13, 1998, the stockholders of the Company approved an amendment to ACT's Articles of Incorporation which when filed with the Missouri Secretary of State's office will increase the number of shares of ACT Common Stock authorized for issuance to 80,000,000.

     As of June 29, 1998, there were outstanding 28,755,387 shares of ACT Common Stock and 7,000 shares of Preferred Stock, par value $10 per share, redemption value $100 per share.

     As of June 29, 1998, (i) there were outstanding warrants to purchase 2,510,000 shares of ACT Common Stock at a weighted average exercise price of $2.71 per share, and (ii) options held by employees of the Company to purchase 7,012,100 shares of ACT Common Stock at a weighted average exercise price of $2.98 per share. All of the warrants are currently exercisable. Of the outstanding options, 1,145,000 are now exercisable at a weighted average exercise price of $4.54 per share, and the rest become exercisable at various times over the next three years.

     ACT's Common Stock trades on the Nasdaq National Market under the symbol "ACTC." The following table sets forth the high and low sale prices of ACT Common Stock as reported by the Nasdaq National Market for each of the quarters since the beginning of 1996.

                                       High            Low
                                       ----            ---
      1996
            First Quarter.........       6-7/8          2-3/4
            Second Quarter........       9-1/8              4
            Third Quarter.........       7-7/8          3-3/4
            Fourth Quarter........       7-3/8          4-1/2

      1997
            First Quarter.........       5-7/8              4
            Second Quarter........       4-3/8          2-5/8
            Third Quarter ........       8-3/4          3-1/16
            Fourth Quarter .......       9-3/4          3-15/16


      1998
            First Quarter ........       5-1/2          4-1/32
            Second Quarter
              (through June 29, 1998)    4-7/8          3-1/8


Rights of Holders of ACT Common Stock

     Subject to the prior rights of any shares of Preferred Stock that may from time to time be outstanding, holders of ACT Common Stock are entitled to share ratably in such dividends as may be lawfully declared by the Board of Directors and paid by ACT and, in the event of liquidation, dissolution or winding up of ACT, are entitled to share ratably in all assets available for distribution. ACT is prohibited from declaring or paying dividends on the ACT Common Stock unless Commstar is able to, and simultaneously does, declare or pay an equivalent dividend on the Exchangeable Shares. In the event of liquidation, dissolution or winding up of ACT, each outstanding Exchangeable Share (other than Exchangeable Shares held by ACT, Commstar or a single wholly-owned subsidiary of ACT) will be purchased by ACT in exchange for ACT Common Stock as described below under "Plan of Distribution-- Procedures for Issuance of ACT Common Stock-- Liquidation of ACT."

     The ACT Common Stock is entitled to one vote per share held of record on each matter submitted to a vote of stockholders. Except as otherwise provided by law or ACT's Articles of Incorporation, the ACT Common Stock and the Special Preferred Share referred to below will vote together as a single class in the election of directors and on all matters submitted to a vote of stockholders of ACT. The holders of ACT Common Stock have no preemptive rights to purchase any securities of ACT or cumulative voting rights. All outstanding shares of ACT Common Stock are validly issued, fully paid and nonassessable. ACT is not prohibited by ACT's Articles of Incorporation from repurchasing shares of the ACT Common Stock. Any such repurchases would be subject to any limitations on the amount available for such purpose under applicable corporate law, any applicable restrictions under the terms of any outstanding Preferred Stock or indebtedness and, in the case of market purchases, such restrictions on the timing, manner and amount of such purchases as might apply in the circumstances under applicable securities laws.

     The transfer agent, registrar and dividend disbursing agent for the ACT Common Stock is Florida Atlantic Stock Transfer, Inc.

ACT Special Voting Preferred Stock

     The Board of Directors of ACT has authorized the issuance of a single share of ACT Special Voting Preferred Stock (the "Special Preferred Share"), which will be issued to Montreal Trust Company of Canada (the "Voting Trustee") under a Voting and Exchange Trust Agreement (the "Voting and Exchange Trust Agreement") to be entered into among ACT, Commstar and the Voting Trustee in connection with the Combination described below under "Plan of Distribution--The Combination." Except as otherwise required by law or ACT's Articles of Incorporation, the Special Preferred Share will be entitled to a number of votes equal to the number of outstanding Exchangeable Shares not owned by ACT or certain subsidiaries of ACT, and may be voted in the election of directors and on all other matters submitted to a vote of stockholders of ACT. The holders of the ACT Common Stock and the Voting Trustee, as holder of the Special Preferred Share, will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or ACT's Articles of Incorporation. The Voting Trustee will exercise such voting rights in respect of the Special Preferred Share on behalf of the holders of the Exchangeable Shares, as provided in the Voting and Exchange Trust Agreement. The Voting Trustee will not be entitled to receive any dividends or to participate in any distribution of assets to the shareholders of ACT. When all Exchangeable Shares have been exchanged or redeemed for shares of ACT Common Stock, the Special Preferred Share will be cancelled.

                              PLAN OF DISTRIBUTION

The Combination

     Pursuant to a Combination Agreement, effective as of May 15, 1998 (the "Combination Agreement") between ACT and Commstar, ACT and Commstar will be combined (the "Combination") and Commstar will become a wholly-owned subsidiary of ACT. The outstanding common shares of Commstar will be exchanged for Exchangeable Shares of Commstar, which will be further exchangeable into or redeemable for shares of ACT Common Stock as described below. Holders of the Exchangeable Shares will have economic and voting rights which are, as nearly as possible, equivalent to a holder of ACT Common Stock.


     The Combination has been approved by the holders of Commstar common shares at a meeting held June 22, 1998, pursuant to a Notice of Meeting of Holders of Common Shares and Management Information Circular dated May 18, 1998, (the "Management Information Circular"), delivered to such holders pursuant to the requirements of the Business Corporations Act (Ontario) (the "OBCA").


Exchangeable Shares

     The Exchangeable Shares will be issued by Commstar in exchange for the existing Commstar common shares pursuant to a plan of arrangement (the "Plan of Arrangement") under section 182 of the OBCA, at the effective time of the Combination. Thereafter, the Exchangeable Shares may be exchanged for an equivalent number of shares of ACT Common Stock as described below and as provided in the Plan of Arrangement. No broker, dealer or underwriter has been engaged in connection with the offering of the ACT Common Stock covered hereby.

     The specific terms under which ACT Common Stock may be issued in exchange for or on redemption of the Exchangeable Shares are set forth in the Exchangeable Share provisions attached to the Plan of Arrangement and in the Voting and Exchange Trust Agreement. The Plan of Arrangement and the Voting and Exchange Trust Agreement are included as exhibits to the Registration Statement of which this Prospectus constitutes a part, and the following description is qualified in its entirety by reference to the Plan of Arrangement and the Voting and Exchange Trust Agreement.

Procedures for Issuance of ACT Common Stock

     Upon any exchange or redemption of Exchangeable Shares referred to below (whether by Commstar or ACT), the holders will receive an equivalent number of shares of ACT Common Stock, plus an amount, if any, equal to all declared and unpaid dividends on the Exchangeable Shares. If only a part of the Exchangeable Shares represented by any certificate is redeemed or exchanged, a new certificate for the balance of such Exchangeable Shares will be issued to the holder at Commstar's expense.

     In lieu of any redemption of Exchangeable Shares referred to below, ACT may elect to purchase such Exchangeable Shares. The ACT Common Stock (and additional payment, if any, representing declared and unpaid dividends on the Exchangeable Shares) to be received by the holders of the Exchangeable Shares will be unaffected by such election.

     Upon any exchange or redemption of Exchangeable Shares, the holder must surrender the Exchangeable Share certificates representing such shares, duly endorsed in blank and accompanied by such instruments of transfer as ACT or Commstar may reasonably require.

     Election by Holders to Exchange Exchangeable Shares. At any time on or prior to [June 29, 2001], holders of the Exchangeable Shares may retract (i.e., require Commstar to redeem) any or all of their Exchangeable Shares, by presenting the certificates representing the shares to Commstar's transfer agent together with a duly executed statement (the "Retraction Request") specifying the number of Exchangeable Shares the holder wishes to retract and such other documents and instruments as may be required to effect the retraction of the Exchangeable Shares. The retraction will become effective at the close of business on the sixth business day after the request is received by Commstar's transfer agent (the "Retraction Date"). The Retraction Price for such Exchangeable shares is to be satisfied by the issuance of Exchangeable Shares.


     The Retraction Request shall be substantially in the form set out in the Management Information Circular (a copy of the Retraction Request as included in the Management Information Circular, and subsequently amended, is attached to this Prospectus as Exhibit A) or in such other form as may be acceptable to ACT or the transfer agent for the Exchangeable Shares in their sole discretion. The initial transfer agent is Montreal Trust Company of Canada.


     Redemption of Exchangeable Shares. Commstar is required to redeem the Exchangeable Shares (by exchanging ACT Common Stock as described above):

          (i)   on the third anniversary of the Effective Date;

          (ii) on a date specified by Commstar if less than 5% of the Exchangeable Shares originally issued remain outstanding (as such number may be adjusted as a result of subdivision, consolidation, stock dividend or other events);

          (iii) if there shall be a meeting or vote of the shareholders of Commstar to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of Commstar (but excluding any meeting or vote described in (iv) below); or

          (iv) if the holders of Exchangeable Shares fail to take necessary action to the extent such action is required to approve or disapprove any change to, or in the rights of the holders of, Exchangeable Shares required to maintain the economic and legal equivalence of the Exchangeable Shares and the ACT Common Stock.

     Liquidation of Commstar. In the event of the liquidation, dissolution or winding up of Commstar or any other proposed distribution of the assets of Commstar among its shareholders for the purpose of winding up its affairs, holders of the Exchangeable Shares will be entitled to ACT Common Stock in exchange for their Exchangeable Shares as described above before any distribution to the holders of the common shares or any other shares of Commstar ranking junior to the Exchangeable Shares. Upon the bankruptcy or insolvency of Commstar, the trustee under the Voting and Exchange Trust Agreement may require ACT to purchase the Exchangeable Shares in exchange for ACT Common Shares as described above.

     Liquidation of ACT. Upon the occurrence of an ACT Liquidation Event, ACT will be required to purchase the Exchangeable Shares in exchange for ACT Common Stock as described above. "ACT Liquidation Event" means (i) any determination by ACT's Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to ACT or to effect any other distribution of assets of ACT among its stockholders for the purpose of winding up its affairs or (ii) receipt by ACT of notice of, or ACT otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of ACT or to effect any other distribution of assets of ACT among its stockholders for the purpose of winding up its affairs.

                           CANADIAN TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

     In the opinion of Meighen Demers, who acted as counsel for Commstar in connection with the Combination, the following is a summary of the principal Canadian federal income tax considerations generally applicable to Commstar shareholders, who, for the purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"), hold their Exchangeable Shares and will hold their ACT Common Stock as capital property and will deal at arm's length with ACT and Commstar. This summary does not apply to a holder with respect to whom ACT is a foreign affiliate within the meaning of the Canadian Tax Act.

     Certain provisions of the Canadian Tax Act (the "mark-to-market rules") relating to financial institutions (including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will deem such financial institutions not to hold their Exchangeable Shares and ACT Common Stock as capital property for purposes of the Canadian Tax Act. Shareholders that are financial institutions should consult their own tax advisors to determine the tax consequences to them of the application of the mark-to-market rules. In addition, all shareholders should consult their own tax advisors as to whether, as a matter of fact, they hold their Exchangeable Shares and will hold their ACT Common Stock as capital property for purposes of the Canadian Tax Act.

     This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, the current provisions of the Canada-United States Income Tax Convention, 1980 (the "Tax Treaty") and counsel's understanding of the current administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary takes into account the amendments to the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all.

     Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

     WHILE THIS SUMMARY IS INTENDED TO ADDRESS ALL PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. THEREFORE, SUCH HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES. NO ADVANCE INCOME TAX RULING HAS BEEN OBTAINED FROM REVENUE CANADA TO CONFIRM CONSEQUENCES OF ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

     For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Applied Common Stock, including dividends, adjusted cost base and proceeds of disposition must be determined in Canadian dollars.

     In computing a shareholder's  liability for tax under the Canadian Tax Act,
(i) any cash amount received by the shareholder in U.S. dollars must be converted into the product obtained by multiplying the U.S. dollar amount by the noon spot exchange rate on such date for U.S. dollars expressed in Canadian dollars as reported by the Bank of Canada and (ii) the amount of any non-cash consideration received by the shareholder must be expressed in Canadian dollars, generally determined at the time such consideration is received.

Shareholders Resident in Canada


     The following portion of the summary is applicable to the shareholders who, for purposes of the Canadian Tax Act, are resident or deemed to be resident in Canada.


Dividends

     In the case of a shareholder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     The Exchangeable Shares will be "taxable preferred shares", "term preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Commstar will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends paid or deemed to be paid on the Exchangeable Shares. In certain circumstances, Commstar will be entitled to deductions under
Part I of the  Canadian  Tax Act which will  substantially  offset the impact of
Part VI.1 tax. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.


     If ACT or any person with whom ACT does not deal at arm's length is a "specified financial institution" under the Canadian Tax Act at a point in time that a dividend is paid on an Exchangeable Share, then, subject to the exemption described below, dividends received or deemed to be received by a shareholder that is a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Canadian Tax Act. Such dividend will not be subject to tax under Part IV of the Canadian Tax Act. A corporation will generally be a specified financial institution for these purposes if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, and corporations controlled by or related to such entities.


     Subject  to  the  foregoing,  in  the  case  of  a  shareholder  that  is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends received or deemed to be received on the Exchangeable Shares will normally be deductible in computing its taxable income.

     In the case of a shareholder that is a specified financial institution, such a dividend will be deductible in computing its taxable income only if either:

     (a) the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution; or


     (b) at the time of the receipt of the dividend by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares. Commstar does not expect to list the Exchangeable Shares on a prescribed stock exchange.

     A shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals shall be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

Redemption or Exchange of Exchangeable Shares

     On the redemption (including a retraction) of an Exchangeable Share by Commstar, the holder of an Exchangeable Share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at the time of the redemption of the ACT Common Stock received by the shareholder from Commstar on the redemption plus the amount, if any, of all accrued but unpaid dividends on the Exchangeable Share) exceeds the paid-up capital, at that time, of the Exchangeable Share so redeemed. The amount of any such deemed dividend will be subject to the tax treatment accorded to dividends described above. On the redemption, the holder of an Exchangeable Share will also be considered to have disposed of the Exchangeable Share, but the amount of such deemed dividend will be excluded in computing the shareholder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition of the Exchangeable Share. In the case of a shareholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend under certain rules contained in the Canadian Tax Act.

     On the exchange of an Exchangeable Share by the holder thereof with ACT for a share of ACT Common Stock, including pursuant to the retraction call right, the holder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of the Exchangeable Share. For these purposes, the proceeds of disposition will be the fair market value of a share of ACT Common Stock at the time of exchange plus the amount of all accrued but unpaid dividends on the Exchangeable Share received by the holder as part of the exchange consideration.

     Three-quarters of any such capital gain (the "taxable capital gain") will be included in the shareholder's income for the year of disposition. Three-quarters of any capital loss so realized (the "allowable capital loss") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years.

     A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains (but not dividends or deemed dividends deductible in computing taxable income).

     If the holder of an Exchangeable Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an Exchangeable Share may be reduced by the amount of dividends received or deemed to have been received by it on such share or on the Commstar common shares previously owned by such holder, to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares.

     The cost base of a share of ACT Common Stock received on the retraction, redemption or exchange of an Exchangeable Share will be equal to the fair market value of a share of ACT Common Stock at the time of such event.

     Because of the existence of the retraction call right, a holder exercising the right of retraction in respect of an Exchangeable Share cannot control whether such holder will receive a share of ACT Common Stock by way of redemption of the Exchangeable Share by Commstar or by way of purchase of the Exchangeable Share by ACT. As described above, the Canadian federal income tax consequences of a redemption differ from those of a purchase.

     In order to ensure a holder of Exchangeable Shares will receive capital gains treatment rather than dividend treatment, ACT has convenanted to exercise its retraction call right under the Voting and Exchange Trust Agreement.

     Applied Common Stock. Dividends on ACT Common Stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A corporation which is a shareholder will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

     Disposition of Applied Common Stock. A disposition or deemed disposition of a share of ACT Common Stock by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of the ACT Common Stock.


     A shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on dividends and taxable capital gains.


Eligibility for Investment

     Qualified Investments. Provided the ACT Common Stock is listed on a prescribed stock exchange (which currently includes the Nasdaq National Market), such securities will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans (collectively, "Tax Deferred Plans"). The voting rights and exchange rights will not be qualified investments under the Canadian Tax Act. However, as indicated above, Commstar is of the view that the fair market value of these rights is nominal. The Exchangeable Shares will not be qualified investments for Tax Deferred Plans.

     Where at the end of any month a Tax Deferred Plan holds property that is not a qualified investment, a penalty tax is imposed by Part XI.1 of the Canadian Tax Act.

     Foreign Property. The ACT Common Stock and the Exchangeable Shares will be foreign property under the Canadian Tax Act as will the voting rights and exchange rights.

     A penalty tax is imposed by Part XI of the Canadian Tax Act if the cost amount of a taxpayer's investment in foreign property exceeds the statutory limit.

     Foreign Property Information Reporting. A holder of ACT Common Stock who is a "specified Canadian entity" (as defined in the Tax Proposals) and whose cost amount for such shares at any time in a year or fiscal period exceeds Canadian $100,000 will be required to file an information return in respect of such shares disclosing the holder's cost amount, any dividends received in the year and any gains or losses realized in the year in respect of such shares. A specified Canadian entity means a taxpayer resident in Canada in the year, other than a corporation or a trust exempt from tax under Part I of the Canadian Tax Act, a non-resident-owned investment corporation, a mutual fund corporation, a mutual fund trust and certain other trusts and partnerships.

Shareholders Not Resident in Canada

     The following portion of the summary is applicable to holders of the Exchangeable Shares who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time while they have held the Exchangeable Shares or will hold the ACT Common Stock and in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, the shares are not effectively connected with its Canadian insurance business.


     The Exchangeable Shares will be "taxable Canadian property" (as defined in the Canadian Tax Act) to non-resident shareholders.

     Generally, ACT Common Stock will not be taxable Canadian property to a non-resident holder, provided that such shares are listed on a prescribed stock exchange (which currently includes the Nasdaq National Market), the holder, persons with whom such holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of ACT at any time within five years preceding the date in question, and certain conditions set out in the Canadian Tax Act are not met. A capital gain realized on a redemption (including a retraction) of an Exchangeable Share and a capital gain realized on a disposition of ACT Common Stock which constitutes taxable Canadian property to a shareholder will be taxable as discussed above, unless relief is available under an applicable tax convention, such as the Tax Treaty. Such holders should consult their own tax advisors to determine the tax consequences in their own situation.

     Where a non-resident holder can claim the benefit of a tax-treaty and exchanges the Exchangeable Shares for ACT Common Stock, the non-resident holder may be deemed to have received a dividend subject to withholding tax (discussed below) and realized a capital gain or loss (generally tax-free as discussed above).


     Unless the non-resident holder meets the requirements and complies with the procedures contained in Division D of Part I of the Canadian Tax Act relating to the payment of tax, Commstar or ACT, as the case may be, will be required to withhold a portion of the Exchangeable Shares or ACT Common Stock otherwise receivable by the holder.


     Dividends paid on the Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. For example, under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty.

     A holder whose Exchangeable Shares are redeemed (either under Commstar's redemption right or pursuant to the holder's retraction rights) will be deemed to receive a dividend as described above, which deemed dividend will be subject to withholding tax as described in the preceding paragraph.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following summary of the principal United States federal income tax considerations generally applicable to a United States Holder (as defined below) of Exchangeable Shares arising from and relating to the receipt and ownership of ACT Common Stock represents the opinion of Bryan Cave LLP, who acted as United States counsel to ACT in connection with the Combination, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect thereto.

     This summary is limited to United States Holders who hold Exchangeable Shares as capital assets. As used herein, a United States Holder is a holder of Exchangeable Shares who is a "United States person," including: (i) an individual who is a citizen or resident of the United States for federal income tax purposes, (ii) a corporation or partnership created or organized in or under the laws of the United States, or of any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust. This summary does not address all aspects of United States federal income taxation that may be applicable to particular United States holders subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, persons having a "functional currency" other than the United States dollar, holders who hold Exchangeable Shares as part of a straddle, wash sale, hedging or conversion transaction (other than by virtue of their participation in an exchange of Exchangeable Shares for ACT Common Stock as contemplated herein) and holders who acquired their Exchangeable Shares through the exercise of employee stock options or otherwise as compensation for services.

     This summary is based on United States federal income tax law in effect as of the date of this Prospectus. No statutory, judicial or administrative authority exists that directly addresses certain of the United States federal income tax consequences of the ownership of instruments comparable to the Exchangeable Shares. Consequently, some aspects of the United States federal income tax treatment of the exchange of Exchangeable Shares for shares of ACT Common Stock are not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the "IRS") regarding the tax consequences of the transactions described herein.

     This summary does not address aspects of United States taxation other than United States federal income taxation under the United States Internal Revenue Code of 1986, as amended (the "U.S. Code"), nor does it address all aspects of United States federal income taxation that may be applicable to a particular
United States Holder in light of the United States Holder's particular circumstances. In addition, this summary does not address the United States state or local tax consequences or the foreign tax consequences of the receipt and ownership of ACT Common Stock.

     UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE RECEIPT AND OWNERSHIP OF ACT COMMON STOCK.


     Exchange of Exchangeable Shares. A United States Holder that exercises such holder's right to exchange its Exchangeable Shares for shares of ACT Common Stock generally, subject to the discussion below, should recognize gain or loss on such exchange, assuming such exchange does not constitute a reorganization. Such gain or loss will be equal to the difference between the fair market value of the shares of ACT Common Stock at the time of the exchange and the United States Holder's tax basis in the Exchangeable Shares surrendered. The gain or loss generally will be capital gain or loss, except that, with respect to any declared but unpaid dividends on the Exchangeable Shares, ordinary income may be recognized. Noncorporate taxpayers generally are taxed at a maximum rate of 20 percent on net capital gains attributable to gains realized on the sale of property held for more than eighteen months and a maximum rate of 28 percent of net capital gains attributable to gain realized on the sale of property held for more than one year and eighteen months or less. Pending legislation, if enacted, will eliminate the eighteen month holding period, thereby applying the 20% rate to the taxable sale of property held for more than one year, effective for taxable years ending after December 31, 1997. A United States Holder generally, subject to the discussion below, will have a tax basis in the shares of ACT Common Stock received equal to the fair market value of such shares at the time of the exchange. The holding period for such shares generally, subject to the discussion below, will begin on the day after the exchange. The IRS could assert, however, that the Exchangeable Shares and certain of the rights associated therewith constitute "offsetting positions" for purposes of the straddle rules set forth in Section 1092 of the U.S. Code. In such case, the holding period of the Exchangeable Shares would not increase while held by a United States Holder.

     It is also possible that the exchange of Exchangeable Shares for shares of ACT Common Stock could be treated as a reorganization in which no gain or loss is recognized if the Exchangeable Shares were treated as stock of ACT for United States federal income tax purposes. Given the lack of authority on the treatment of shares having features and attendant rights similar to the Exchangeable Shares, it is uncertain whether the Exchangeable Shares will be treated as shares of ACT Common Stock for this purpose. Even if the Exchangeable Shares are not treated as shares of ACT Common Stock, an exchange of Exchangeable Shares for ACT Common Stock that otherwise would be taxable may be characterized as a tax-free exchange depending upon facts and circumstances existing at the time of the exchange, which cannot be accurately predicted as of the date hereof.

     If the exchange of Exchangeable Shares for ACT Common Stock did qualify as a tax-free exchange, a United States holder's tax basis in the shares of ACT Common Stock received would be equal to such holder's tax basis in the Exchangeable Shares exchanged therefor. The holding period of the shares of ACT Common Stock received by such United States Holder would include the holding period of the Exchangeable Shares exchanged therefor.


     For United States federal income tax purposes, gain realized on the exchange of Exchangeable Shares for shares of ACT Common Stock generally will be treated as United States source gain, except that, under the terms of the Tax Treaty, such gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange may be available as a credit against United States federal income taxes, subject to applicable limitations. A United States Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

     Passive Foreign Investment Company Considerations. Commstar may be classified as a passive foreign investment company ("PFIC") for United States federal income tax purposes for any taxable year if either (i) 75 percent or more of its gross income was passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50 percent or more of its assets (as determined in accordance with Section 1297(f) of the U.S. Code) produced or were held for the production of passive income. For purposes of applying the foregoing tests, the assets and gross income with respect to which Commstar owns at least 25 percent of the stock (by value) will be attributed to Commstar.

     While there can be no assurance with respect to the classification of Commstar as a PFIC, Commstar believes that it did not constitute a PFIC during its taxable years ending prior to consummation of the Combination. Moreover, in connection with the transactions contemplated herein, no opinion will be rendered regarding Commstar's status as a PFIC. Currently, Commstar and ACT intend to endeavor to cause Commstar to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change. After the Combination, Commstar will endeavor to notify

United States Holders of Exchangeable Shares if it believes that Commstar was a PFIC for that taxable year.

     If Commstar were to be classified as a PFIC, the consequences to a United States Holder will depend in part on whether the United States Holder has made a "Mark-to-Market Election" or a "QEF Election" with respect to Commstar. If Commstar is a PFIC during a United States Holder's holding period and the United States Holder does not make a Mark-to-Market Election or a QEF Election, the United States Holder generally will be required to pay a special United States tax, in lieu of the U.S. tax that would otherwise apply, if such United States Holder (a) realizes a gain upon the sale or exchange of Exchangeable Shares or
(b) receives an "excess distribution" from Commstar on the Exchangeable Shares. If a United States Holder makes a QEF Election or Mark-to-Market Election, it generally will be required to include amounts in income, based upon Commstar's income or the value of the Exchangeable Shares, even if Commstar does not make actual distributions to holders of Exchangeable Shares.

     The foregoing summary of the possible application of the PFIC rules to Commstar and the United States Holders of Exchangeable Shares is only a summary of certain material aspects of those rules. Because the United States federal income tax consequences to United States Holders under the PFIC provisions are significant and complex, United States Holders are urged to discuss those consequences with their tax advisors.

Shareholders Not Resident in or Citizens of the United States.

     The following summary is applicable to holders Exchangeable Shares or of ACT Common Stock that are not United States Holders ("non-United States Holders"). Dividends received by a non-United States Holder with respect to ACT Common Stock that are not effectively connected with the conduct by such holder of a trade or business in the United States generally will be subject to United States withholding tax at a rate of 30 percent, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence (currently 15 percent, generally, on dividends paid to residents of Canada under the Tax Treaty).

     Under current United States Treasury regulations, dividends paid to an address in a country outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary) and under the current interpretation of United States Treasury Regulations, for purposes of determining the applicability of a tax treaty rate (the "address rule"). Thus, non-United States Holders who receive dividends at addresses outside the United States generally are not yet required to file tax forms to obtain the benefit of an applicable treaty rate. Under recently issued Treasury regulations scheduled to take effect January 1, 2000 (the "Final Regulations"), the address rule will no longer apply, and a non-United States Holder who seeks to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. The Final Regulations also provide special rules regarding whether, for purposes of determining the applicability of an income tax treaty, dividends paid to a non-United States Holder that is an entity should be treated as being paid to the entity itself or to the persons holding an interest in that entity.

     Subject to the discussion below, a non-United States Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the exchange of the Exchangeable Shares for ACT Common Stock or on the sale or exchange of shares of ACT Common Stock, unless (i) such gain is attributable to an office or fixed place of business and is effectively connected with a trade or business of the non-United States Holder in the United States or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-United States Holder in the United States, (ii) the non-United States Holder is an individual who holds the Exchangeable Shares or ACT Common Stock, as the case may be, as capital assets and is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied, or (iii) the non-United States Holder is subject to tax pursuant to the U.S. Code provisions applicable to certain United States expatriates. If an individual non-United States Holders falls under clause (i) or (iii) above, he or she will be taxed on his or her net gain derived from the sale under regular United States federal income tax rates. If the individual non-United States Holder falls under clause (ii) above, he or she will be subject to a flat 30 percent tax on the gain derived from the sale, which may be offset by United States source capital losses (notwithstanding the fact that he or she is not considered a resident of the United States).

     United States Real Property Holding Corporation. The discussion of the United States taxation of non-United States Holders assumes that ACT is at no time a United States real property holding corporation within the meaning of

Section 897(c) of the U.S. Code. Under present law, ACT would not be a United States real property holding corporation so long as (a) the fair market value of its United States real property interests is less than (b) 50 percent of the sum of the fair market value of its United States real property interests, its interests in real property located outside the United States, plus its other assets that are used or held for use in a trade or business. ACT believes that it is not a United States real property holding corporation and does not expect to become such a corporation.

     Federal Estate Tax. ACT Common Stock (or a previously triggered obligation of ACT or any of its subsidiaries to deliver ACT Common Stock along with unpaid dividends) held by a non-United States Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

     Dividends paid to non-United States Holders outside the United States that are subject to the withholding described above generally will be exempt from United States backup withholding (which generally is imposed at a rate of 31 percent on certain payments to persons that fail to furnish certain information under United States information reporting requirements), but ACT must report annually to the United States Internal Revenue Service and to each non-United States Holder the amount of dividends paid to such holder and the tax withheld from such dividend payments, regardless of whether withholding was required. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of ACT Common Stock to a non-United States Holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

     Generally, ACT may rely on the non-United States Holder's address outside the United States (absent knowledge to the contrary) in determining that the withholding tax discussed above applies, and consequently, that the backup withholding provisions do not apply.

     Under the currently effective Treasury Regulations ("Current Regulations"), the payment of the proceeds of the sale of ACT Common Stock to or through the United States office of a broker will be subject to information reporting and possible backup withholding at a rate of 31 percent unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the sale of ACT Common Stock to or through the foreign office of a broker generally will not be subject to backup withholding. In the case of the payment of proceeds from the disposition of ACT Common Stock through a foreign office of a broker that is a United States person or a "United States related person," the Current Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-United States person and the broker has no actual knowledge to the contrary or the holder otherwise establishes an exemption. For this purpose, a "United States related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50 percent or more of whose gross income for a specified period is derived from activities that are effectively connected with the conduct of a United States trade or business.

     Under the Treasury Regulations effective for payments made after December 31, 1999, the payment of dividends or the payment of proceeds from the disposition of ACT Common Stock to a non-United States Holder may be subject to information reporting and backup withholding unless such recipient satisfies applicable certification requirements or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a refund or credit against such non-United States Holder's United States federal income tax, provided that the required information is furnished to the IRS.

                                  LEGAL MATTERS

     Certain legal matters with respect to the ACT Common Stock offered hereby will be passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been audited by Rubin, Brown, Gornstein & Co. LLP, independent public accountants, as indicated in their report with respect thereto, and are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                                                                       Exhibit A
                              NOTICE OF RETRACTION

TO: Commstar Ltd. (the "Corporation") and Applied Cellular Technology, Inc. ("Applied")

This notice is given pursuant to Article 5 of the provisions attaching to the share(s) (the "Share Provisions") represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem in accordance with Article 5 of the Share Provisions:

             [__]     all shares(s) represented by this certificate.

             [__]     or ________________ share(s) only.

The undersigned acknowledges the Retraction Call Right of Applied to purchase all but not less than all the Retracted Shares from the undersigned and that this notice shall be deemed to be an irrevocable offer (subject as hereinafter provided) by the undersigned to sell the Retracted Shares to Applied in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Purchase Price and on the other terms and conditions set out in
Section 5.3 of the Plan of Arrangement. If Applied determines not to exercise the Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible in which event, the offer contained in this notice may be revoked by the undersigned by a further notice in writing addressed to the Corporation and Applied specifically referencing this Notice of Retraction and delivered to Montreal Trust Company of Canada (the "Transfer Agent").

The undersigned acknowledges that if, as a result of solvency provisions of applicable law or otherwise, the Corporation fails to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Applied to purchase the unredeemed Retracted Shares.

        The undersigned hereby represents and warrants that within the meaning of the Tax Act the undersigned:

             [__] is not a non-resident of Canada, or

             [__] is a  non-resident  of Canada in which  event the  undersigned acknowledges that mandatory withholdings may be required to be made in connection with this request for retraction unless the undersigned produces a certificate under Section 116 of the Tax Act. The undersigned is urged to consult a tax advisor.

The undersigned hereby represents and warrants to the Corporation and Applied that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by the Corporation or Applied, as the case may be, free and clear of all liens.


-----------------  ------------------------------------ ------------------------
      (Date)             (
 of Shareholder)    (Guarantee of Signature)

         Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder at the principal transfer office of the Transfer Agent in Toronto, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register of holders of Exchangeable Shares.

NOTE: This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent at its principal transfer office in Toronto. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities and cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.



----------------------------------------------     -----------------------------
   Name of Person in Whose Name Securities or                    Date
   Cheque(s) Are To Be Registered, Issued or
            Delivered (please print)



----------------------------------------     -----------------------------------
        Street Address or P.O. Box                Signature of Shareholder


---------------------------------------      -----------------------------------
                City-Province                      Signature Guaranteed by

NOTE: If the notice of retraction is for less than all of the share(s) represented by this certificate, a certificate representing the remaining shares of the Corporation will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Share Transfer Power on the share certificate is duly completed in respect of such shares.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Company in connection with the sale and distribution of the shares registered hereby**:


         SEC Registration Fee ........................... $     3,510
         Accounting Fees and Expenses....................       2,500 *
         Legal Fees and Expenses.........................      10,000 *
         Miscellaneous Expenses..........................       4,120 *
                                                          -----------
                     Total .............................. $    20,130 *
                                                          ===========
-------------
*     Estimated
** The Selling Shareholders will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.


Item 15.  Indemnification of Directors and Officers.

     Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

     The bylaws of the Company provide that the Company shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Company who has served as a director, officer, employee or agent of the Company or, at the Company's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.

         See Exhibit Index.

Item 17.  Undertakings.

     (a) The undersigned small business issuer hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on July 2, 1998.



                          APPLIED CELLULAR TECHNOLOGY, INC.

                          By:       /S/ DAVID A. LOPPERT
                           David A. Loppert, Vice President, Treasurer and
                                   Chief Financial Officer



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                     Title                     Date
         ----------              -----------------             ---------


                           Chairman of the Board of Directors,
                             Chief Executive Officer and
                             Secretary(Principal Executive
  RICHARD J. SULLIVAN*       Officer)                         July 2, 1998
-------------------------
 (Richard J. Sullivan)
                           President and Director (Principal
                           Operating Officer)                 July 1, 1998
  GARRETT A. SULLIVAN*
-------------------------
 (Garrett A. Sullivan)

                           Vice President, Treasurer and Chief
                             Financial Officer (Principal
                             Accounting Officer)             July 2, 1998
  /S/ DAVID A. LOPPERT
-------------------------
  (David A. Loppert)


                           Director                          July 2, 1998
   ANGELA M. SULLIVAN*
-------------------------
  (Angela M. Sullivan)

                           Director                          July 2, 1998
     DANIEL E. PENNI*
-------------------------
   (Daniel E. Penni.)

                           Director                          July 2, 1998
  ARTHUR F. NOTERMAN*
-------------------------
  (Arthur F. Noterman)

                              By: /S/ DAVID A. LOPPERT
                                  ---------------------
                                   David A. Loppert
                                   Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number                              Description

4.1 Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (File No. 333-37713) filed with the Commission on November 19,
     1997)


4.2 Resolution of the Board of Directors of the Company setting forth the terms of the Special Voting Preferred Stock.*


4.3  Amended  and  Restated   Bylaws  of  the  Company   dated  March  31,  1998
     (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (File No. 333-51067) filed with the Commission on April 27, 1998)


5.1  Opinion of Bryan Cave llp regarding the validity of the Common Stock *

8.1  Opinion of Meighen Demers regarding tax matters.

8.2  Opinion of Bryan Cave llp regarding tax matters.*

23.1 Consent of Rubin, Brown, Gornstein & Co. LLP.*

23.2 Consent of Bryan Cave llp (included in Exhibit 5.1)

24.1 Power of Attorney (included in Signature Page)

99.1 Form of Plan of Arrangement of Commstar Ltd.

99.2 Form of Voting and Exchange Trust Agreement among Applied Cellular Technology, Inc., Commstar Ltd. and Montreal Trust Company of Canada

99.3 Form of Support Agreement between Applied Cellular Technology, Inc. and Commstar Ltd.

_____________

*    Previously filed.